111 Huntington Avenue At Prudential Center
Boston, MA 02199-7613

November 3, 2003

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

Ladies and Gentleman:

     We are rending this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by TECO Energy, Inc., a Florida corporation (the Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates up to 3,632,846 shares of the Company’s Common Stock, $1.00 par value (the “Shares”), being offered pursuant to the Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters.”

Very truly yours,

PALMER & DODGE LLP

MAIN 617.239.0100 FAX 617.227.4420